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                                                                   Exhibit  11


                            GENERAL HOST CORPORATION

             ADDITIONAL EARNINGS PER SHARE INFORMATION (UNAUDITED)

                    (In thousands, except per share amounts)

                                               Twelve Weeks Ended       Twenty-Eight Weeks Ended
                                             -----------------------    ------------------------
                                             August 13,   August 14,     August 13,   August 14,
                                                1995         1994           1995         1994
                                            -----------   ----------     ----------   ---------
Earnings (loss) for full dilution:
  Net income (loss)                         $  (2,915)    $  (3,373)     $   8,119    $   6,058
  Add interest on 8% Convertible
    Debentures, net of tax effect               1,116         1,200          2,604        2,800
                                            ---------     ---------      ---------    ---------
  Income (loss), as adjusted                $  (1,799)    $  (2,173)     $  10,723    $   8,858
                                            =========     =========      =========    =========


Shares used for calculating primary
  earnings per share                           22,145        22,157         22,143       22,127
  Additional shares resulting from
    assumed conversion of 8% Convertible
      Debentures                                6,908         6,908          6,908        6,908
  Additional shares resulting from
    assumed exercise of stock options              37             0              4            0
                                            ---------     ---------      ---------    ---------
                                               29,090        29,065         29,055       29,035
                                            =========     =========      =========    =========

Fully diluted earnings (loss) per share     $    (.06)(1) $    (.07)(1)  $     .37(1) $     .31(1)
                                            =========     =========      =========    =========



(1) This calculation is submitted in accordance with Regulation S-K item 601
    (b)(11) although it is contrary to paragraph 40 of APB Opinion 15 because it produces an anti-dilutive result.